FINANCIAL STATEMENTS

Following are the audited financial statements for the initial capitalization of the John Hancock Growth Trends Fund and the report of PricewaterhouseCoopers LLP dated August 10, 2000.

John Hancock Growth Trends Fund
Statement of Assets and Liabilities
August 1, 2000

Assets:
         Cash                                                  $105,000
         Deferred offering costs                                104,000
                                                                -------
                  Total assets                                  209,000

Liabilities:
         Payable for organizational costs                         5,000
         Payable for offering costs                             104,000
                                                                -------
                  Total liabilities                             109,000


Net Assets:
         Paid in Capital                                        105,000
         Undistributed net investment loss                       (5,000)
                                                                -------
                             Net Assets                         100,000
                                                                -------

Net assets value per share:
         (Based on net assets and shares of
                beneficial interest outstanding -
                unlimited number of shares authorized
                with no par value)
         Class A ($33,334/3,334)                     $10.00
         Class B ($33,333/3,333)                     $10.00
         Class C ($33,333/3,333)                     $10.00


Statement of Operations
for the period ended
August 1, 2000

Expenses:
         Organizational costs                                 $5,000
                                                              ------

Net Loss                                                     ($5,000)
                                                             --------


NOTES TO STATEMENT OF ASSETS AND LIABILITIES

Note 1. John Hancock Growth Trends Fund (the "Fund") is a newly organized diversified series of John Hancock Equity Trust (formerly known as John Hancock Special Equities Fund), an open-end management investment company, registered under the Investment Company Act of 1940. The Fund may issue an unlimited number of shares. The Fund offers three classes of shares - Classes A, B and C. Only shares of beneficial interest of the Fund have been issued.

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The Fund's investment objective is to achieve long-term growth of capital. The
Fund will invest in a number of industry groups without concentration in any particular industry.

At August 1, 2000, the Fund is inactive except for matters relating to its organization and registration as an open-end investment company under the Investment Company Act of 1940, and the sale of 10,000 shares for $105,000 to John Hancock Advisers, Inc (the "Adviser"), an indirect, wholly-owned subsidiary of John Hancock Life Insurance Company ("JHLICo"). Organizational costs, which amount to $5,000, have been borne by the Fund. Offering costs have been deferred and will be charged to the Fund's operations ratably over a twelve-month period from the date upon which the Fund commences its investment activities.

Note 2. The Fund has entered into an investment management contract with the Adviser. Upon commencement of the Fund's operations, the Adviser will receive a monthly management fee from the Fund for a continuous investment program, equivalent on an annual basis to 1.00% of the Fund's average daily net asset value.

The Fund has an agreement with the Adviser whereby the Adviser performs necessary tax, accounting and legal services for the Fund. The Adviser has voluntarily agreed to limit the Fund's total expenses (excluding distribution fees) to 1.35% for Class A, Class B and Class C shares through February 28, 2002.

The Fund has a distribution agreement with John Hancock Funds, Inc., a wholly owned subsidiary of the Adviser. The Fund has adopted a distribution plan for each class of shares as stated in the "Your Account" section in the Prospectus.

The Fund has a transfer agent agreement with John Hancock Signature Services, Inc. ("Signature Services"), an indirect subsidiary of JHLICo. The Fund pays the Signature Services a transfer agent fee based on the number of shareholder accounts and certain out-of-pocket expenses.

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                        Report of Independent Accountants


To the Shareholders and Board of Trustees of John Hancock Growth Trends Fund


In our opinion, the accompanying statement of assets and liabilities and the related statement of operations present fairly, in all material respects, the financial position of John Hancock Growth Trends Fund (the "Fund") at August 1, 2000, and the results of its operations for the period ended August 1, 2000 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/PricewaterhouseCoopers LLP
-----------------------------
Boston, Massachusetts
August 10, 2000